                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13D
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                             (AMENDMENT NO. ______)*

                                  CNBC Bancorp
--------------------------------------------------------------------------------
                                (Name of Issuer)

                        Common Shares, without par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    12612M106
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                John Romelfanger
                                  CNBC Bancorp
                           100 East Wilson Bridge Road
                             Worthington, Ohio 43085
                                 (614) 848-8700
--------------------------------------------------------------------------------
           (Name, Address and Telephone Number of Person Authorized to
                       Receive Notices and Communications)

                                 August 28, 2002
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

         If the filing person has previously filed a statement on Schedule l3G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of secs.240.13d-1(e), 240.13d-l(f) or 240.13d-l(g), check the following box. [ ]

         NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See sec. 240.13d-7 for other parties to whom copies are to be sent.

         * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information required on the remainder of this cover page shall not be deemed to be "tiled" for the purpose of Section 1 8 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 12612M106  ...............
--------------------------------------------------------------------------------
         1.       Names of Reporting Persons.
                  I.R.S. Identification Nos. of above persons (entities only).

                  Fairwood Investment Co........................................
--------------------------------------------------------------------------------
         2.       Check the Appropriate Box if a Member of a Group
                  (See Instructions)

                  (a)      .....................................................

                  (b)     X.....................................................
------------------ -------------------------------------------------------------
         3.       SEC Use Only .................................................
--------------------------------------------------------------------------------
         4.       Source of Funds (See Instructions)     00.....................
--------------------------- ----------------------------------------------------
         5.       Check if Disclosure of Legal Proceedings Is Required
                  Pursuant to Items 2(d)or 2(e)......
--------------------------------------------------------------------------------
         6.       Citizenship or Place of Organization     Ohio.................

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                  7.       Sole Voting Power     47,850.........................
Number of         --------------------------------------------------------------
Shares Bene-
ficially by       8.       Shared Voting Power..................................
Owned by Each     --------------------------------------------------------------
Reporting
Person With       9.       Sole Dispositive Power     47,850....................
                  --------------------------------------------------------------

                  10.      Shared Dispositive Power.............................
--------------------------------------------------------------------------------
         11.      Aggregate Amount Beneficially Owned by Each Reporting Person
                  47,850........................................................
--------------------------------------------------------------------------------
         12.      Check if the Aggregate Amount in Row (11) Excludes Certain
                  Shares (See Instructions).....................................
--------------------------------------------------------------------------------
         13.      Percent of Class Represented by Amount in Row (11)     2.4%...
--------------------------------------------------------------------------------
         14.      Type of Reporting Person (See Instructions)
                  CO............................................................
                  ..............................................................
                  ..............................................................

CUSIP No. 12612M106  ...............
--------------------------------------------------------------------------------
         1.       Names of Reporting Persons.
                  I.R.S. Identification Nos. of above persons (entities only).

                  Crane Group Retirement Plan...................................
--------------------------------------------------------------------------------
         2.       Check the Appropriate Box if a Member of a Group
                  (See Instructions)

                  (a)      .....................................................

                  (b)     X.....................................................
------------------ -------------------------------------------------------------
         3.       SEC Use Only .................................................
--------------------------------------------------------------------------------
         4.       Source of Funds (See Instructions)     00.....................
--------------------------- ----------------------------------------------------
         5.       Check if Disclosure of Legal Proceedings Is Required Pursuant
                  to Items 2(d)or 2(e)..........................................
--------------------------------------------------------------------------------
         6.       Citizenship or Place of Organization     Ohio.................
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                  7.       Sole Voting Power     27,720.........................
Number of         --------------------------------------------------------------
Shares Bene-
ficially by       8.       Shared Voting Power..................................
Owned by Each     --------------------------------------------------------------
Reporting
Person With       9.       Sole Dispositive Power     27,720....................
                  --------------------------------------------------------------

                  10.      Shared Dispositive Power.............................
--------------------------------------------------------------------------------
         11.      Aggregate Amount Beneficially Owned by Each Reporting Person

                  27,720........................................................
--------------------------------------------------------------------------------
         12.      Check if the Aggregate Amount in Row (11) Excludes Certain
                  Shares (See Instructions).....................................
--------------------------------------------------------------------------------
         13.      Percent of Class Represented by Amount in Row (11)     1.4%...
--------------------------------------------------------------------------------
         14.      Type of Reporting Person (See Instructions)

                  EP............................................................
                  ..............................................................
                  ..............................................................

CUSIP No. 12612M106  ...............
--------------------------------------------------------------------------------
         1.       Names of Reporting Persons.
                  I.R.S. Identification Nos. of above persons (entities only).

                  David J. Ryan Trust...........................................
--------------------------------------------------------------------------------
         2.       Check the Appropriate Box if a Member of a Group
                  (See Instructions)

                  (a)      .....................................................

                  (b)     X.....................................................
------------------ -------------------------------------------------------------
         3.       SEC Use Only .................................................
--------------------------------------------------------------------------------
         4.       Source of Funds (See Instructions)     00.....................
--------------------------- ----------------------------------------------------
         5.       Check if Disclosure of Legal Proceedings Is Required
                  Pursuant to Items 2(d)or 2(e).................................
--------------------------------------------------------------------------------
         6.       Citizenship or Place of Organization     Ohio.................
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                  7.       Sole Voting Power....................................
Number of         --------------------------------------------------------------
Shares Bene-
ficially by       8.       Shared Voting Power     69,018.......................
Owned by Each     --------------------------------------------------------------
Reporting
Person With       9.       Sole Dispositive Power...............................
                  --------------------------------------------------------------

                  10.      Shared Dispositive Power     69,018..................
--------------------------------------------------------------------------------
         11.      Aggregate Amount Beneficially Owned by Each Reporting Person

                  69,018........................................................
--------------------------------------------------------------------------------
         12.      Check if the Aggregate Amount in Row (11) Excludes Certain
                  Shares (See Instructions).....................................
--------------------------------------------------------------------------------
         13.      Percent of Class Represented by Amount in Row (11)     3.5%...
--------------------------------------------------------------------------------
         14.      Type of Reporting Person (See Instructions)

                  OO............................................................
                  ..............................................................
                  ..............................................................

CUSIP No. 12612M106  ...............
--------------------------------------------------------------------------------
         1.       Names of Reporting Persons.
                  I.R.S. Identification Nos. of above persons (entities only).

                  Mary Ellen Ryan Trust.........................................
--------------------------------------------------------------------------------
         2.       Check the Appropriate Box if a Member of a Group
                  (See Instructions)

                  (a)      .....................................................

                  (b)     X.....................................................
------------------ -------------------------------------------------------------
         3.       SEC Use Only .................................................
--------------------------------------------------------------------------------
         4.       Source of Funds (See Instructions)     00.....................
--------------------------- ----------------------------------------------------
         5.       Check if Disclosure of Legal Proceedings Is Required
                  Pursuant to Items 2(d)or 2(e).................................
--------------------------------------------------------------------------------
         6.       Citizenship or Place of Organization     Ohio.................
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                  7.       Sole Voting Power     12,300.........................
Number of         --------------------------------------------------------------
Shares Bene-
ficially by       8.       Shared Voting Power..................................
Owned by Each     --------------------------------------------------------------
Reporting
Person With       9.       Sole Dispositive Power     12,300....................
                  --------------------------------------------------------------

                  10.      Shared Dispositive Power.............................
--------------------------------------------------------------------------------
         11.      Aggregate Amount Beneficially Owned by Each Reporting Person

                  12,300........................................................
--------------------------------------------------------------------------------
         12.      Check if the Aggregate Amount in Row (11) Excludes Certain
                  Shares (See Instructions).....................................
--------------------------------------------------------------------------------
         13.      Percent of Class Represented by Amount in Row (11)    0.6%....
--------------------------------------------------------------------------------
         14.      Type of Reporting Person (See Instructions)

                  OO............................................................
                  ..............................................................
                  ..............................................................

CUSIP No. 12612M106  ...............
--------------------------------------------------------------------------------
         1.       Names of Reporting Persons.
                  I.R.S. Identification Nos. of above persons (entities only).

                  Corna & Dicesare Investment Company...........................
--------------------------------------------------------------------------------
         2.       Check the Appropriate Box if a Member of a Group
                  (See Instructions)

                  (a)      .....................................................

                  (b)     X.....................................................
------------------ -------------------------------------------------------------
         3.       SEC Use Only .................................................
--------------------------------------------------------------------------------
         4.       Source of Funds (See Instructions)     00.....................
--------------------------- ----------------------------------------------------
         5.       Check if Disclosure of Legal Proceedings Is Required Pursuant
                   to Items 2(d)or 2(e).........................................
--------------------------------------------------------------------------------
         6.       Citizenship or Place of Organization     Ohio.................
                  ..............................................................
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                  7.       Sole Voting Power     5,610..........................
Number of         --------------------------------------------------------------
Shares Bene-
ficially by       8.       Shared Voting Power..................................
Owned by Each     --------------------------------------------------------------
Reporting
Person With       9.       Sole Dispositive Power     5,610.....................
                  --------------------------------------------------------------

                  10.      Shared Dispositive Power.............................
--------------------------------------------------------------------------------
         11.      Aggregate Amount Beneficially Owned by Each Reporting Person

                  5,610.........................................................
--------------------------------------------------------------------------------
         12.      Check if the Aggregate Amount in Row (11) Excludes Certain
                  Shares (See Instructions).....................................
--------------------------------------------------------------------------------
         13.      Percent of Class Represented by Amount in Row (11)     0.3%...
--------------------------------------------------------------------------------
         14.      Type of Reporting Person (See Instructions)

                  PN............................................................
                  ..............................................................
                  ..............................................................

CUSIP No. 12612M106  ...............
--------------------------------------------------------------------------------
         1.       Names of Reporting Persons.
                  I.R.S. Identification Nos. of above persons (entities only).

                  DRK Family Limited Partnership................................
--------------------------------------------------------------------------------
         2.       Check the Appropriate Box if a Member of a Group
                  (See Instructions)

                  (a)      .....................................................

                  (b)     X.....................................................
------------------ -------------------------------------------------------------
         3.       SEC Use Only .................................................
--------------------------------------------------------------------------------
         4.       Source of Funds (See Instructions)     00.....................
--------------------------- ----------------------------------------------------
         5.       Check if Disclosure of Legal Proceedings Is Required Pursuant
                  to Items 2(d)or 2(e)..........................................
--------------------------------------------------------------------------------
         6.       Citizenship or Place of Organization      Ohio................
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                  7.       Sole Voting Power     1,825..........................
Number of         --------------------------------------------------------------
Shares Bene-
ficially by       8.       Shared Voting Power..................................
Owned by Each     --------------------------------------------------------------
Reporting
Person With       9.       Sole Dispositive Power     1,825.....................
                  --------------------------------------------------------------

                  10.      Shared Dispositive Power.............................
--------------------------------------------------------------------------------
         11.      Aggregate Amount Beneficially Owned by Each Reporting Person
                  1,825.........................................................
--------------------------------------------------------------------------------
         12.      Check if the Aggregate Amount in Row (11) Excludes Certain
                  Shares (See Instructions).....................................
--------------------------------------------------------------------------------
         13.      Percent of Class Represented by Amount in Row (11)     0.1%...
--------------------------------------------------------------------------------
         14.      Type of Reporting Person (See Instructions)
                  PN............................................................
                  ..............................................................
                  ..............................................................

CUSIP No. 12612M106  ...............
--------------------------------------------------------------------------------
         1.       Names of Reporting Persons.
                  I.R.S. Identification Nos. of above persons (entities only).

                  MJK Family Limited Partnership................................
--------------------------------------------------------------------------------
         2.       Check the Appropriate Box if a Member of a Group
                  (See Instructions)

                  (a)      .....................................................

                  (b)     X.....................................................
------------------ -------------------------------------------------------------
         3.       SEC Use Only .................................................
--------------------------------------------------------------------------------
         4.       Source of Funds (See Instructions)     00.....................
--------------------------- ----------------------------------------------------
         5.       Check if Disclosure of Legal Proceedings Is Required
                  Pursuant to Items 2(d)or 2(e).................................
--------------------------------------------------------------------------------
         6.       Citizenship or Place of Organization      Ohio................
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                  7.       Sole Voting Power     1,825..........................
Number of         --------------------------------------------------------------
Shares Bene-
ficially by       8.       Shared Voting Power..................................
Owned by Each     --------------------------------------------------------------
Reporting
Person With       9.       Sole Dispositive Power      1,825....................
                  --------------------------------------------------------------

                  10.      Shared Dispositive Power.............................
--------------------------------------------------------------------------------
         11.      Aggregate Amount Beneficially Owned by Each Reporting Person

                  1,825.........................................................
--------------------------------------------------------------------------------
         12.      Check if the Aggregate Amount in Row (11) Excludes Certain
                  Shares (See Instructions).....................................
--------------------------------------------------------------------------------
         13.      Percent of Class Represented by Amount in Row (11)    0.1%....
--------------------------------------------------------------------------------
         14.      Type of Reporting Person (See Instructions)

                  PN............................................................
                  ..............................................................
                  ..............................................................

CUSIP No. 12612M106  ...............
--------------------------------------------------------------------------------
         1.       Names of Reporting Persons.
                  I.R.S. Identification Nos. of above persons (entities only).

                  JMK Family Limited Partnership................................
--------------------------------------------------------------------------------
         2.       Check the Appropriate Box if a Member of a Group
                  (See Instructions)

                  (a)      .....................................................

                  (b)     X.....................................................
------------------ -------------------------------------------------------------
         3.       SEC Use Only .................................................
--------------------------------------------------------------------------------
         4.       Source of Funds (See Instructions)     00.....................
--------------------------- ----------------------------------------------------
         5.       Check if Disclosure of Legal Proceedings Is Required Pursuant
                  to Items 2(d)or 2(e)..........................................
--------------------------------------------------------------------------------
         6.       Citizenship or Place of Organization      Ohio................
--------------------------------------------------------------------------------

                  7.       Sole Voting Power     1,825..........................
Number of         --------------------------------------------------------------
Shares Bene-
ficially by       8.       Shared Voting Power..................................
Owned by Each     --------------------------------------------------------------
Reporting
Person With       9.       Sole Dispositive Power     1,825.....................
                  --------------------------------------------------------------

                  10.      Shared Dispositive Power.............................
--------------------------------------------------------------------------------
         11.      Aggregate Amount Beneficially Owned by Each Reporting Person

                  1,825.........................................................
--------------------------------------------------------------------------------
         12.      Check if the Aggregate Amount in Row (11) Excludes Certain
                  Shares (See Instructions)....
--------------------------------------------------------------------------------
         13.      Percent of Class Represented by Amount in Row (11)............
                  0.1%..........................................................
--------------------------------------------------------------------------------
         14.      Type of Reporting Person (See Instructions)

                  PN............................................................
                  ..............................................................
                  ..............................................................

CUSIP No. 12612M106  ...............
--------------------------------------------------------------------------------
         1.       Names of Reporting Persons.
                  I.R.S. Identification Nos. of above persons (entities only).

                  FEM Family Limited Partnership................................
--------------------------------------------------------------------------------
         2.       Check the Appropriate Box if a Member of a Group
                  (See Instructions)

                  (a)      .....................................................

                  (b)     X.....................................................
------------------ -------------------------------------------------------------
         3.       SEC Use Only .................................................
--------------------------------------------------------------------------------
         4.       Source of Funds (See Instructions)     00.....................
--------------------------- ----------------------------------------------------
         5.       Check if Disclosure of Legal Proceedings Is Required Pursuant
                  to Items 2(d)or 2(e)..........................................
--------------------------------------------------------------------------------
         6.       Citizenship or Place of Organization   Ohio...................
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                  7.       Sole Voting Power     1,825..........................
Number of         --------------------------------------------------------------
Shares Bene-
ficially by       8.       Shared Voting Power..................................
Owned by Each     --------------------------------------------------------------
Reporting
Person With       9.       Sole Dispositive Power     1,825.....................
                  --------------------------------------------------------------

                  10.      Shared Dispositive Power.............................
--------------------------------------------------------------------------------
         11.      Aggregate Amount Beneficially Owned by Each Reporting Person
                  1,825.........................................................
--------------------------------------------------------------------------------
         12.      Check if the Aggregate Amount in Row (11) Excludes Certain
                  Shares (See Instructions).....................................
--------------------------------------------------------------------------------
         13.      Percent of Class Represented by Amount in Row (11)     0.1%...
--------------------------------------------------------------------------------
         14.      Type of Reporting Person (See Instructions)
                  PN............................................................
                  ..............................................................
                  ..............................................................
                  ..............................................................

CUSIP No. 12612M106  ...............
--------------------------------------------------------------------------------
         1.       Names of Reporting Persons.
                  I.R.S. Identification Nos. of above persons (entities only).

                  Thomas D. McAuliffe...........................................
--------------------------------------------------------------------------------
         2.       Check the Appropriate Box if a Member of a Group
                  (See Instructions)

                  (a)      .....................................................

                  (b)     X.....................................................
------------------ -------------------------------------------------------------
         3.       SEC Use Only .................................................
--------------------------------------------------------------------------------
         4.       Source of Funds (See Instructions)     00.....................
--------------------------- ----------------------------------------------------
         5.       Check if Disclosure of Legal Proceedings Is Required Pursuant
                  to Items 2(d)or 2(e)..........................................
--------------------------------------------------------------------------------
         6.       Citizenship or Place of Organization

                  United States of America......................................
--------------------------------------------------------------------------------

                  7.       Sole Voting Power    50,213..........................
Number of         --------------------------------------------------------------
Shares Bene-
ficially by       8.       Shared Voting Power     41,510.......................
Owned by Each     --------------------------------------------------------------
Reporting
Person With       9.       Sole Dispositive Power     50,213....................
                  --------------------------------------------------------------

                  10.      Shared Dispositive Power     41,510..................
--------------------------------------------------------------------------------
         11.      Aggregate Amount Beneficially Owned by Each Reporting Person
                  91,723........................................................
--------------------------------------------------------------------------------
         12.      Check if the Aggregate Amount in Row (11) Excludes Certain
                  Shares (See Instructions).....................................
--------------------------------------------------------------------------------
         13.      Percent of Class Represented by Amount in Row (11)     4.6%...
--------------------------------------------------------------------------------
         14.      Type of Reporting Person (See Instructions)
                  IN............................................................
                  ..............................................................
                  ..............................................................
                  ..............................................................

CUSIP No.   12612M106...............
--------------------------------------------------------------------------------
         1.       Names of Reporting Persons.
                  I.R.S. Identification Nos. of above persons (entities only).

                  Andrea McAuliffe..............................................
--------------------------------------------------------------------------------
         2.       Check the Appropriate Box if a Member of a Group
                  (See Instructions)

                  (a)      .....................................................

                  (b)     X.....................................................
------------------ -------------------------------------------------------------
         3.       SEC Use Only .................................................
--------------------------------------------------------------------------------
         4.       Source of Funds (See Instructions)     00.....................
--------------------------- ----------------------------------------------------
         5.       Check if Disclosure of Legal Proceedings Is Required Pursuant
                  to Items 2(d)or 2(e)..........................................
--------------------------------------------------------------------------------
         6.       Citizenship or Place of Organization

                  United States of America......................................
--------------------------------------------------------------------------------

                  7.       Sole Voting Power....................................
Number of         --------------------------------------------------------------
Shares Bene-
ficially by       8.       Shared Voting Power    41,510........................
Owned by Each     --------------------------------------------------------------
Reporting
Person With       9.       Sole Dispositive Power...............................
                  --------------------------------------------------------------

                  10.      Shared Dispositive Power     41,510..................
--------------------------------------------------------------------------------
         11.      Aggregate Amount Beneficially Owned by Each Reporting Person

                  41,510........................................................
--------------------------------------------------------------------------------
         12.      Check if the Aggregate Amount in Row (11) Excludes Certain
                  Shares (See Instructions).....................................
--------------------------------------------------------------------------------
         13.      Percent of Class Represented by Amount in Row (11)    2.1%....
                  ..............................................................
--------------------------------------------------------------------------------
         14.      Type of Reporting Person (See Instructions)
                  IN............................................................
                  ..............................................................
                  ..............................................................
                  ..............................................................

CUSIP No.   12612M106...............
--------------------------------------------------------------------------------
         1.       Names of Reporting Persons.
                  I.R.S. Identification Nos. of above persons (entities only).

                  Loreto V. Canini..............................................
--------------------------------------------------------------------------------
         2.       Check the Appropriate Box if a Member of a Group
                  (See Instructions)

                  (a)      .....................................................

                  (b)     X.....................................................
------------------ -------------------------------------------------------------
         3.       SEC Use Only .................................................
--------------------------------------------------------------------------------
         4.       Source of Funds (See Instructions)     00.....................
--------------------------- ----------------------------------------------------
         5.       Check if Disclosure of Legal Proceedings Is Required Pursuant
                  to Items 2(d)or 2(e)..........................................
--------------------------------------------------------------------------------
         6.       Citizenship or Place of Organization

                  United States of America......................................
--------------------------------------------------------------------------------

                  7.       Sole Voting Power     7,560..........................
Number of         --------------------------------------------------------------
Shares Bene-
ficially by       8.       Shared Voting Power..................................
Owned by Each     --------------------------------------------------------------
Reporting
Person With       9.       Sole Dispositive Power     7,560.....................
                  --------------------------------------------------------------

                  10.      Shared Dispositive Power.............................
--------------------------------------------------------------------------------
         11.      Aggregate Amount Beneficially Owned by Each Reporting Person

                  7,560.........................................................
--------------------------------------------------------------------------------
         12.      Check if the Aggregate Amount in Row (11) Excludes Certain
                  Shares (See Instructions).....................................
--------------------------------------------------------------------------------
         13.      Percent of Class Represented by Amount in Row (11)    0.4%....
--------------------------------------------------------------------------------
         14.      Type of Reporting Person (See Instructions)
                  IN............................................................
                  ..............................................................
                  ..............................................................
                  ..............................................................

CUSIP No.   12612M106...............
--------------------------------------------------------------------------------
         1.       Names of Reporting Persons.
                  I.R.S. Identification Nos. of above persons (entities only).

                  Mark S. Corna.................................................
--------------------------------------------------------------------------------
         2.       Check the Appropriate Box if a Member of a Group
                  (See Instructions)

                  (a)      .....................................................

                  (b)     X.....................................................
------------------ -------------------------------------------------------------
         3.       SEC Use Only .................................................
--------------------------------------------------------------------------------
         4.       Source of Funds (See Instructions)     00.....................
--------------------------- ----------------------------------------------------
         5.       Check if Disclosure of Legal Proceedings Is Required Pursuant
                  to Items 2(d)or 2(e)..........................................
--------------------------------------------------------------------------------
         6.       Citizenship or Place of Organization

                  United States of America......................................
--------------------------------------------------------------------------------

                  7.       Sole Voting Power     8,389..........................
Number of         --------------------------------------------------------------
Shares Bene-
ficially by       8.       Shared Voting Power     5,610........................
Owned by Each     --------------------------------------------------------------
Reporting
Person With       9.       Sole Dispositive Power     8,389.....................
                  --------------------------------------------------------------

                  10.      Shared Dispositive Power     5,610...................
--------------------------------------------------------------------------------

         11.      Aggregate Amount Beneficially Owned by Each Reporting Person
                  13,999........................................................
--------------------------------------------------------------------------------
         12.      Check if the Aggregate Amount in Row (11) Excludes Certain
                  Shares (See Instructions).....................................
--------------------------------------------------------------------------------
         13.      Percent of Class Represented by Amount in Row (11)    0.7%....
--------------------------------------------------------------------------------
         14.      Type of Reporting Person (See Instructions)
                  IN............................................................
                  ..............................................................
                  ..............................................................
                  ..............................................................

CUSIP No.   12612M106...............
--------------------------------------------------------------------------------
         1.       Names of Reporting Persons.
                  I.R.S. Identification Nos. of above persons (entities only).

                  Jameson Crane, Jr.............................................
--------------------------------------------------------------------------------
         2.       Check the Appropriate Box if a Member of a Group
                  (See Instructions)

                  (a)      .....................................................

                  (b)     X.....................................................
------------------ -------------------------------------------------------------
         3.       SEC Use Only .................................................
--------------------------------------------------------------------------------
         4.       Source of Funds (See Instructions)     00.....................
--------------------------- ----------------------------------------------------
         5.       Check if Disclosure of Legal Proceedings Is Required Pursuant
                  to Items 2(d)or 2(e)..........................................
--------------------------------------------------------------------------------
         6.       Citizenship or Place of Organization

                  United States of America......................................
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                  7.       Sole Voting Power     7,920..........................
Number of         --------------------------------------------------------------
Shares Bene-
ficially by       8.       Shared Voting Power     75,570.......................
Owned by Each     --------------------------------------------------------------
Reporting
Person With       9.       Sole Dispositive Power     7,920.....................
                  --------------------------------------------------------------

                  10.      Shared Dispositive Power     75,570..................
--------------------------------------------------------------------------------
         11.      Aggregate Amount Beneficially Owned by Each Reporting Person

                  83,490........................................................
--------------------------------------------------------------------------------
         12.      Check if the Aggregate Amount in Row (11) Excludes Certain
                  Shares (See Instructions).....................................
--------------------------------------------------------------------------------
         13.      Percent of Class Represented by Amount in Row (11)    4.2%....
--------------------------------------------------------------------------------
         14.      Type of Reporting Person (See Instructions)
                  IN............................................................
                  ..............................................................
                  ..............................................................
                  ..............................................................

CUSIP No.   12612M106...............
--------------------------------------------------------------------------------
         1.       Names of Reporting Persons.
                  I.R.S. Identification Nos. of above persons (entities only).

                  Judith A. DeVillers...........................................
--------------------------------------------------------------------------------
         2.       Check the Appropriate Box if a Member of a Group
                  (See Instructions)

                  (a)      .....................................................

                  (b)     X.....................................................
------------------ -------------------------------------------------------------
         3.       SEC Use Only .................................................
--------------------------------------------------------------------------------
         4.       Source of Funds (See Instructions)     00.....................
--------------------------------------------------------------------------------
         5.       Check if Disclosure of Legal Proceedings Is Required Pursuant
                  to Items 2(d)or 2(e)..........................................
--------------------------------------------------------------------------------
         6.       Citizenship or Place of Organization

                  United States of America......................................
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                  7.       Sole Voting Power     13,491.........................
Number of         --------------------------------------------------------------
Shares Bene-
ficially by       8.       Shared Voting Power..................................
Owned by Each     --------------------------------------------------------------
Reporting
Person With       9.       Sole Dispositive Power 13,491........................
                  --------------------------------------------------------------

                  10.      Shared Dispositive Power.............................
--------------------------------------------------------------------------------
         11.      Aggregate Amount Beneficially Owned by Each Reporting Person

                  13,491........................................................
--------------------------------------------------------------------------------
         12.      Check if the Aggregate Amount in Row (11) Excludes Certain
                  Shares (See Instructions).....................................
--------------------------------------------------------------------------------
         13.      Percent of Class Represented by Amount in Row (11)     0.7%...
--------------------------------------------------------------------------------
         14.      Type of Reporting Person (See Instructions)
                  IN............................................................
                  ..............................................................
                  ..............................................................
                  ..............................................................

CUSIP No.   12612M106...............
--------------------------------------------------------------------------------
         1.       Names of Reporting Persons.
                  I.R.S. Identification Nos. of above persons (entities only).

                  Paula Gummer..................................................
--------------------------------------------------------------------------------
         2.       Check the Appropriate Box if a Member of a Group
                  (See Instructions)

                  (a)      .....................................................

                  (b)     X.....................................................
------------------ -------------------------------------------------------------
         3.       SEC Use Only .................................................
--------------------------------------------------------------------------------
         4.       Source of Funds (See Instructions)     00.....................
--------------------------- ----------------------------------------------------
         5.       Check if Disclosure of Legal Proceedings Is Required
                  Pursuant to Items 2(d)or 2(e).................................
--------------------------------------------------------------------------------
         6.       Citizenship or Place of Organization

                  United States of America......................................
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                  7.       Sole Voting Power     8,309..........................
Number of         --------------------------------------------------------------
Shares Bene-
ficially by       8.       Shared Voting Power     2,224........................
Owned by Each     --------------------------------------------------------------
Reporting
Person With       9.       Sole Dispositive Power     8,309.....................
                  --------------------------------------------------------------

                  10.      Shared Dispositive Power     2,224...................
--------------------------------------------------------------------------------
         11.      Aggregate Amount Beneficially Owned by Each Reporting Person

                  10,533........................................................
--------------------------------------------------------------------------------
         12.      Check if the Aggregate Amount in Row (11) Excludes Certain
                  Shares (See Instructions)....
--------------------------------------------------------------------------------
         13.      Percent of Class Represented by Amount in Row (11)    0.5%....
--------------------------------------------------------------------------------
         14.      Type of Reporting Person (See Instructions)
                  IN............................................................
                  ..............................................................
                  ..............................................................
                  ..............................................................

CUSIP No.   12612M106...............
--------------------------------------------------------------------------------
         1.       Names of Reporting Persons.
                  I.R.S. Identification Nos. of above persons (entities only).

                  George A. Gummer..............................................
--------------------------------------------------------------------------------
         2.       Check the Appropriate Box if a Member of a Group
                  (See Instructions)

                  (a)      .....................................................

                  (b)     X.....................................................
------------------ -------------------------------------------------------------
         3.       SEC Use Only .................................................
--------------------------------------------------------------------------------
         4.       Source of Funds (See Instructions)     00.....................
--------------------------- ----------------------------------------------------
         5.       Check if Disclosure of Legal Proceedings Is Required Pursuant
                  to Items 2(d)or 2(e)......
--------------------------------------------------------------------------------
         6.       Citizenship or Place of Organization

                  United States of America......................................
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                  7.       Sole Voting Power     20,855.........................
Number of         --------------------------------------------------------------
Shares Bene-
ficially by       8.       Shared Voting Power     2,224........................
Owned by Each     --------------------------------------------------------------
Reporting
Person With       9.       Sole Dispositive Power     20,855....................
                  --------------------------------------------------------------

                  10.      Shared Dispositive Power     2,224...................
--------------------------------------------------------------------------------
         11.      Aggregate Amount Beneficially Owned by Each Reporting Person

                  23,079........................................................
--------------------------------------------------------------------------------
         12.      Check if the Aggregate Amount in Row (11) Excludes Certain
                  Shares (See Instructions)....
--------------------------------------------------------------------------------
         13.      Percent of Class Represented by Amount in Row (11)    1.3%....
--------------------------------------------------------------------------------
         14.      Type of Reporting Person (See Instructions)
                  IN............................................................
                  ..............................................................
                  ..............................................................
                  ..............................................................

CUSIP No.   12612M106...............
--------------------------------------------------------------------------------
         1.       Names of Reporting Persons.
                  I.R.S. Identification Nos. of above persons (entities only).

                  Deborah Hoy...................................................
--------------------------------------------------------------------------------
         2.       Check the Appropriate Box if a Member of a Group
                  (See Instructions)

                  (a)      .....................................................

                  (b)     X.....................................................
------------------ -------------------------------------------------------------
         3.       SEC Use Only .................................................
--------------------------------------------------------------------------------
         4.       Source of Funds (See Instructions)     00.....................
--------------------------- ----------------------------------------------------
         5.       Check if Disclosure of Legal Proceedings Is Required
                  Pursuant to Items 2(d)or 2(e)......
--------------------------------------------------------------------------------
         6.       Citizenship or Place of Organization

                  United States of America......................................
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                  7.       Sole Voting Power    1,200...........................
Number of         --------------------------------------------------------------
Shares Bene-
ficially by       8.       Shared Voting Power..................................
Owned by Each     --------------------------------------------------------------
Reporting
Person With       9.       Sole Dispositive Power    1,200......................
                  --------------------------------------------------------------

                  10.      Shared Dispositive Power.............................
--------------------------------------------------------------------------------
         11.      Aggregate Amount Beneficially Owned by Each Reporting Person
                  1,200.........................................................
--------------------------------------------------------------------------------
         12.      Check if the Aggregate Amount in Row (11) Excludes Certain
                  Shares (See Instructions)....
--------------------------------------------------------------------------------
         13.      Percent of Class Represented by Amount in Row (11)   0.1%.....
--------------------------------------------------------------------------------
         14.      Type of Reporting Person (See Instructions)
                  IN............................................................
                  ..............................................................
                  ..............................................................
                  ..............................................................

CUSIP No.   12612M106...............
--------------------------------------------------------------------------------
         1.       Names of Reporting Persons.
                  I.R.S. Identification Nos. of above persons (entities only).

                  William L. Hoy................................................
--------------------------------------------------------------------------------
         2.       Check the Appropriate Box if a Member of a Group
                  (See Instructions)

                  (a)      .....................................................

                  (b)     X.....................................................
------------------ -------------------------------------------------------------
         3.       SEC Use Only .................................................
--------------------------------------------------------------------------------
         4.       Source of Funds (See Instructions)     00.....................
--------------------------- ----------------------------------------------------
         5.       Check if Disclosure of Legal Proceedings Is Required Pursuant
                  to Items 2(d)or 2(e)..........................................
--------------------------------------------------------------------------------
         6.       Citizenship or Place of Organization

                  United States of America......................................
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                  7.       Sole Voting Power    14,196..........................
Number of         --------------------------------------------------------------
Shares Bene-
ficially by       8.       Shared Voting Power..................................
Owned by Each     --------------------------------------------------------------
Reporting
Person With       9.       Sole Dispositive Power     14,196....................
                  --------------------------------------------------------------

                  10.      Shared Dispositive Power.............................
--------------------------------------------------------------------------------
         11.      Aggregate Amount Beneficially Owned by Each Reporting Person

                  14,196........................................................
--------------------------------------------------------------------------------
         12.      Check if the Aggregate Amount in Row (11) Excludes Certain
                  Shares (See Instructions)..............
--------------------------------------------------------------------------------
         13.      Percent of Class Represented by Amount in Row (11)    0.7%....
--------------------------------------------------------------------------------
         14.      Type of Reporting Person (See Instructions)
                  IN............................................................
                  ..............................................................
                  ..............................................................
                  ..............................................................

CUSIP No.   12612M106...............
--------------------------------------------------------------------------------
         1.       Names of Reporting Persons.
                  I.R.S. Identification Nos. of above persons (entities only).

                  Clark Kellogg.................................................
--------------------------------------------------------------------------------
         2.       Check the Appropriate Box if a Member of a Group
                  (See Instructions)

                  (a)      .....................................................

                  (b)     X.....................................................
------------------ -------------------------------------------------------------
         3.       SEC Use Only .................................................
--------------------------------------------------------------------------------
         4.       Source of Funds (See Instructions)     00.....................
--------------------------- ----------------------------------------------------
         5.       Check if Disclosure of Legal Proceedings Is Required Pursuant
                  to Items 2(d)or 2(e)..........................................
--------------------------------------------------------------------------------
         6.       Citizenship or Place of Organization

                  United States of America......................................
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                  7.       Sole Voting Power....................................
Number of         --------------------------------------------------------------
Shares Bene-
ficially by       8.       Shared Voting Power    100...........................
Owned by Each     --------------------------------------------------------------
Reporting
Person With       9.       Sole Dispositive Power...............................
                  --------------------------------------------------------------

                  10.      Shared Dispositive Power    100......................
--------------------------------------------------------------------------------
         11.      Aggregate Amount Beneficially Owned by Each Reporting Person
                  100...........................................................
--------------------------------------------------------------------------------
         12.      Check if the Aggregate Amount in Row (11) Excludes Certain
                  Shares (See Instructions)....
--------------------------------------------------------------------------------
         13.      Percent of Class Represented by Amount in Row (11)

                  less than 0.1%................................................
--------------------------------------------------------------------------------
         14.      Type of Reporting Person (See Instructions)
                  IN............................................................
                  ..............................................................
                  ..............................................................
                  ..............................................................

CUSIP No.   12612M106...............
--------------------------------------------------------------------------------
         1.       Names of Reporting Persons.
                  I.R.S. Identification Nos. of above persons (entities only).

                  Rosella Kellogg...............................................
--------------------------------------------------------------------------------
         2.       Check the Appropriate Box if a Member of a Group
                  (See Instructions)

                  (a)      .....................................................

                  (b)     X.....................................................
------------------ -------------------------------------------------------------
         3.       SEC Use Only .................................................
--------------------------------------------------------------------------------
         4.       Source of Funds (See Instructions)     00.....................
--------------------------- ----------------------------------------------------
         5.       Check if Disclosure of Legal Proceedings Is Required Pursuant
                  to Items 2(d)or 2(e).........................................
--------------------------------------------------------------------------------
         6.       Citizenship or Place of Organization

                  United States of America......................................
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                  7.       Sole Voting Power....................................
Number of         --------------------------------------------------------------
Shares Bene-
ficially by       8.       Shared Voting Power     100..........................
Owned by Each     --------------------------------------------------------------
Reporting
Person With       9.       Sole Dispositive Power...............................
                  --------------------------------------------------------------

                  10.      Shared Dispositive Power     100.....................
--------------------------------------------------------------------------------
         11.      Aggregate Amount Beneficially Owned by Each Reporting Person

                  100...........................................................
--------------------------------------------------------------------------------
         12.      Check if the Aggregate Amount in Row (11) Excludes Certain
                  Shares (See Instructions)....
--------------------------------------------------------------------------------
         13.      Percent of Class Represented by Amount in Row (11)

                  less than 0.1%................................................
--------------------------------------------------------------------------------
         14.      Type of Reporting Person (See Instructions)
                  IN............................................................
                  ..............................................................
                  ..............................................................
                  ..............................................................

CUSIP No.   12612M106...............
--------------------------------------------------------------------------------
         1.       Names of Reporting Persons.
                  I.R.S. Identification Nos. of above persons (entities only).

                  Cheryl A. Kenney..............................................
--------------------------------------------------------------------------------
         2.       Check the Appropriate Box if a Member of a Group
                  (See Instructions)

                  (a)      .....................................................

                  (b)     X.....................................................
------------------ -------------------------------------------------------------
         3.       SEC Use Only .................................................
--------------------------------------------------------------------------------
         4.       Source of Funds (See Instructions)     00.....................
--------------------------- ----------------------------------------------------
         5.       Check if Disclosure of Legal Proceedings Is Required Pursuant
                  to Items 2(d)or 2(e)..........................................
--------------------------------------------------------------------------------
         6.       Citizenship or Place of Organization

                  United States of America......................................
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                  7.       Sole Voting Power     16,500.........................
Number of         --------------------------------------------------------------
Shares Bene-
ficially by       8.       Shared Voting Power     90,090.......................
Owned by Each     --------------------------------------------------------------
Reporting
Person With       9.       Sole Dispositive Power     16,500....................
                  --------------------------------------------------------------

                  10.      Shared Dispositive Power     90,090..................
--------------------------------------------------------------------------------
         11.      Aggregate Amount Beneficially Owned by Each Reporting Person

                  106,590.......................................................
--------------------------------------------------------------------------------
         12.      Check if the Aggregate Amount in Row (11) Excludes Certain
                  Shares (See Instructions)....
--------------------------------------------------------------------------------
         13.      Percent of Class Represented by Amount in Row (11)    5.4%....
--------------------------------------------------------------------------------
         14.      Type of Reporting Person (See Instructions)
                  IN............................................................
                  ..............................................................
                  ..............................................................
                  ..............................................................

CUSIP No.   12612M106...............
--------------------------------------------------------------------------------
         1.       Names of Reporting Persons.
                  I.R.S. Identification Nos. of above persons (entities only).

                  Donald R. Kenney..............................................
--------------------------------------------------------------------------------
         2.       Check the Appropriate Box if a Member of a Group
                  (See Instructions)

                  (a)      .....................................................

                  (b)     X.....................................................
------------------ -------------------------------------------------------------
         3.       SEC Use Only .................................................
--------------------------------------------------------------------------------
         4.       Source of Funds (See Instructions)     00.....................
--------------------------- ----------------------------------------------------
         5.       Check if Disclosure of Legal Proceedings Is Required Pursuant
                  to Items 2(d)or 2(e)..........................................
--------------------------------------------------------------------------------
         6.       Citizenship or Place of Organization

                  United States of America......................................
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                  7.       Sole Voting Power....................................
Number of         --------------------------------------------------------------
Shares Bene-
ficially by       8.       Shared Voting Power     98,590.......................
Owned by Each     --------------------------------------------------------------
Reporting
Person With       9.       Sole Dispositive Power...............................
                  --------------------------------------------------------------

                  10.      Shared Dispositive Power     98,590..................
--------------------------------------------------------------------------------
         11.      Aggregate Amount Beneficially Owned by Each Reporting Person

                  98,590........................................................
--------------------------------------------------------------------------------
         12.      Check if the Aggregate Amount in Row (11) Excludes Certain
                  Shares (See Instructions)....
--------------------------------------------------------------------------------
         13.      Percent of Class Represented by Amount in Row (11)   5.0%.....
--------------------------------------------------------------------------------
         14.      Type of Reporting Person (See Instructions)
                  IN............................................................
                  ..............................................................
                  ..............................................................
                  ..............................................................

CUSIP No.   12612M106...............
--------------------------------------------------------------------------------
         1.       Names of Reporting Persons.
                  I.R.S. Identification Nos. of above persons (entities only).

                  Samuel E. McDaniel............................................
--------------------------------------------------------------------------------
         2.       Check the Appropriate Box if a Member of a Group
                  (See Instructions)

                  (a)      .....................................................

                  (b)     X.....................................................
------------------ -------------------------------------------------------------
         3.       SEC Use Only .................................................
--------------------------------------------------------------------------------
         4.       Source of Funds (See Instructions)     00.....................
--------------------------- ----------------------------------------------------
         5.       Check if Disclosure of Legal Proceedings Is Required Pursuant
                  to Items 2(d)or 2(e)..........................................
--------------------------------------------------------------------------------
         6.       Citizenship or Place of Organization

                  United States of America......................................
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                  7.       Sole Voting Power     7,920..........................
Number of         --------------------------------------------------------------
Shares Bene-
ficially by       8.       Shared Voting Power     637..........................
Owned by Each     --------------------------------------------------------------
Reporting
Person With       9.       Sole Dispositive Power     7,920.....................
                  --------------------------------------------------------------

                  10.      Shared Dispositive Power     637.....................
--------------------------------------------------------------------------------
         11.      Aggregate Amount Beneficially Owned by Each Reporting Person

                  8,557.........................................................
--------------------------------------------------------------------------------
         12.      Check if the Aggregate Amount in Row (11) Excludes Certain
                  Shares (See Instructions)....
--------------------------------------------------------------------------------
         13.      Percent of Class Represented by Amount in Row (11)     0.4%...
--------------------------------------------------------------------------------
         14.      Type of Reporting Person (See Instructions)
                  IN............................................................
                  ..............................................................
                  ..............................................................
                  ..............................................................

CUSIP No.   12612M106...............
--------------------------------------------------------------------------------
         1.       Names of Reporting Persons.
                  I.R.S. Identification Nos. of above persons (entities only).

                  Valerie McDaniel..............................................
--------------------------------------------------------------------------------
         2.       Check the Appropriate Box if a Member of a Group
                  (See Instructions)

                  (a)      .....................................................

                  (b)     X.....................................................
------------------ -------------------------------------------------------------
         3.       SEC Use Only .................................................
--------------------------------------------------------------------------------
         4.       Source of Funds (See Instructions)     00.....................
--------------------------- ----------------------------------------------------
         5.       Check if Disclosure of Legal Proceedings Is Required Pursuant
                  to Items 2(d)or 2(e)..........................................
--------------------------------------------------------------------------------
         6.       Citizenship or Place of Organization

                  United States of America......................................
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                  7.       Sole Voting Power....................................
Number of         --------------------------------------------------------------
Shares Bene-
ficially by       8.       Shared Voting Power     637..........................
Owned by Each     --------------------------------------------------------------
Reporting
Person With       9.       Sole Dispositive Power...............................
                  --------------------------------------------------------------

                  10.      Shared Dispositive Power     637.....................
--------------------------------------------------------------------------------
         11.      Aggregate Amount Beneficially Owned by Each Reporting Person

                  637...........................................................
--------------------------------------------------------------------------------
         12.      Check if the Aggregate Amount in Row (11) Excludes Certain
                  Shares (See Instructions)....
--------------------------------------------------------------------------------
         13.      Percent of Class Represented by Amount in Row (11)

                  less than 0.1%................................................
--------------------------------------------------------------------------------
         14.      Type of Reporting Person (See Instructions)
                  IN............................................................
                  ..............................................................
                  ..............................................................
                  ..............................................................

CUSIP No.   12612M106...............
--------------------------------------------------------------------------------
         1.       Names of Reporting Persons.
                  I.R.S. Identification Nos. of above persons (entities only).

                  Kent K. Rinker................................................
--------------------------------------------------------------------------------
         2.       Check the Appropriate Box if a Member of a Group
                  (See Instructions)

                  (a)      .....................................................

                  (b)     X.....................................................
------------------ -------------------------------------------------------------
         3.       SEC Use Only .................................................
--------------------------------------------------------------------------------
         4.       Source of Funds (See Instructions)     00.....................
--------------------------- ----------------------------------------------------
         5.       Check if Disclosure of Legal Proceedings Is Required Pursuant
                  to Items 2(d)or 2(e)..........................................
--------------------------------------------------------------------------------
         6.       Citizenship or Place of Organization

                  United States of America......................................
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                  7.       Sole Voting Power     78,627.........................
Number of         --------------------------------------------------------------
Shares Bene-
ficially by       8.       Shared Voting Power..................................
Owned by Each     --------------------------------------------------------------
Reporting
Person With       9.       Sole Dispositive Power     78,627....................
                  --------------------------------------------------------------

                  10.      Shared Dispositive Power.............................
--------------------------------------------------------------------------------
         11.      Aggregate Amount Beneficially Owned by Each Reporting Person

                  78,627........................................................
--------------------------------------------------------------------------------
         12.      Check if the Aggregate Amount in Row (11) Excludes Certain
                  Shares (See Instructions)....
--------------------------------------------------------------------------------
         13.      Percent of Class Represented by Amount in Row (11)     3.9%...
--------------------------------------------------------------------------------
         14.      Type of Reporting Person (See Instructions)
                  IN............................................................
                  ..............................................................
                  ..............................................................
                  ..............................................................

CUSIP No.   12612M106...............
--------------------------------------------------------------------------------
         1.       Names of Reporting Persons.
                  I.R.S. Identification Nos. of above persons (entities only).

                  Nancy Rinker..................................................
--------------------------------------------------------------------------------
         2.       Check the Appropriate Box if a Member of a Group
                  (See Instructions)

                  (a)      .....................................................

                  (b)     X.....................................................
------------------ -------------------------------------------------------------
         3.       SEC Use Only .................................................
--------------------------------------------------------------------------------
         4.       Source of Funds (See Instructions)     00.....................
--------------------------- ----------------------------------------------------
         5.       Check if Disclosure of Legal Proceedings Is Required Pursuant
                  to Items 2(d)or 2(e).....................................
--------------------------------------------------------------------------------
         6.       Citizenship or Place of Organization

                  United States of America......................................
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                  7.       Sole Voting Power     2,460..........................
Number of         --------------------------------------------------------------
Shares Bene-
ficially by       8.       Shared Voting Power..................................
Owned by Each     --------------------------------------------------------------
Reporting
Person With       9.       Sole Dispositive Power     2,460.....................
                  --------------------------------------------------------------

                  10.      Shared Dispositive Power.............................
--------------------------------------------------------------------------------
         11.      Aggregate Amount Beneficially Owned by Each Reporting Person

                  2,460.........................................................
--------------------------------------------------------------------------------
         12.      Check if the Aggregate Amount in Row (11) Excludes Certain
                  Shares (See Instructions)....
--------------------------------------------------------------------------------
         13.      Percent of Class Represented by Amount in Row (11)     0.1%...
--------------------------------------------------------------------------------
         14.      Type of Reporting Person (See Instructions)
                  IN............................................................
                  ..............................................................
                  ..............................................................
                  ..............................................................

CUSIP No.   12612M106...............
--------------------------------------------------------------------------------
         1.       Names of Reporting Persons.
                  I.R.S. Identification Nos. of above persons (entities only).

                  John A. Romelfanger...........................................
--------------------------------------------------------------------------------
         2.       Check the Appropriate Box if a Member of a Group
                  (See Instructions)

                  (a)      .....................................................

                  (b)     X.....................................................
------------------ -------------------------------------------------------------
         3.       SEC Use Only .................................................
--------------------------------------------------------------------------------
         4.       Source of Funds (See Instructions)     00.....................
--------------------------------------------------------------------------------
         5.       Check if Disclosure of Legal Proceedings Is Required Pursuant
                  to Items 2(d)or 2(e)..........................................
--------------------------------------------------------------------------------
         6.       Citizenship or Place of Organization

                  United States of America......................................
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                  7.       Sole Voting Power     8,981..........................
Number of         --------------------------------------------------------------
Shares Bene-
ficially by       8.       Shared Voting Power..................................
Owned by Each     --------------------------------------------------------------
Reporting
Person With       9.       Sole Dispositive Power     8,981.....................
                  --------------------------------------------------------------

                  10.      Shared Dispositive Power.............................
--------------------------------------------------------------------------------
         11.      Aggregate Amount Beneficially Owned by Each Reporting Person

                  8,981.........................................................
--------------------------------------------------------------------------------
         12.      Check if the Aggregate Amount in Row (11) Excludes Certain
                  Shares (See Instructions)....................................
--------------------------------------------------------------------------------
         13.      Percent of Class Represented by Amount in Row (11)     0.5%...

--------------------------------------------------------------------------------
         14.      Type of Reporting Person (See Instructions)
                  IN............................................................
                  ..............................................................
                  ..............................................................
                  ..............................................................

CUSIP No.   12612M106...............
--------------------------------------------------------------------------------
         1.       Names of Reporting Persons.
                  I.R.S. Identification Nos. of above persons (entities only).

                  Bernadette Romelfanger........................................
--------------------------------------------------------------------------------
         2.       Check the Appropriate Box if a Member of a Group
                  (See Instructions)

                  (a)      .....................................................

                  (b)     X.....................................................
------------------ -------------------------------------------------------------
         3.       SEC Use Only .................................................
--------------------------------------------------------------------------------
         4.       Source of Funds (See Instructions)     00.....................
--------------------------- ----------------------------------------------------
         5.       Check if Disclosure of Legal Proceedings Is Required Pursuant
                  to Items 2(d)or 2(e)..........................................
--------------------------------------------------------------------------------
         6.       Citizenship or Place of Organization

                  United States of America......................................
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                  7.       Sole Voting Power     1,050..........................
Number of         --------------------------------------------------------------
Shares Bene-
ficially by       8.       Shared Voting Power..................................
Owned by Each     --------------------------------------------------------------
Reporting
Person With       9.       Sole Dispositive Power     1,050.....................
                  --------------------------------------------------------------

                  10.      Shared Dispositive Power.............................
--------------------------------------------------------------------------------
         11.      Aggregate Amount Beneficially Owned by Each Reporting Person

                  1,050.........................................................
--------------------------------------------------------------------------------
         12.      Check if the Aggregate Amount in Row (11) Excludes Certain
                  Shares (See Instructions)....
--------------------------------------------------------------------------------
         13.      Percent of Class Represented by Amount in Row (11)     0.1%...
--------------------------------------------------------------------------------
         14.      Type of Reporting Person (See Instructions)
                  IN............................................................
                  ..............................................................
                  ..............................................................
                  ..............................................................

CUSIP No.   12612M106...............
--------------------------------------------------------------------------------
         1.       Names of Reporting Persons.
                  I.R.S. Identification Nos. of above persons (entities only).

                  Richard F. Ruhl...............................................
--------------------------------------------------------------------------------
         2.       Check the Appropriate Box if a Member of a Group
                  (See Instructions)

                  (a)      .....................................................

                  (b)     X.....................................................
------------------ -------------------------------------------------------------
         3.       SEC Use Only .................................................
--------------------------------------------------------------------------------
         4.       Source of Funds (See Instructions)     00.....................
--------------------------- ----------------------------------------------------
         5.       Check if Disclosure of Legal Proceedings Is Required Pursuant
                  to Items 2(d)or 2(e)..........................................
--------------------------------------------------------------------------------
         6.       Citizenship or Place of Organization

                  United States of America......................................
--------------------------------------------------------------------------------

                  7.       Sole Voting Power     43,462.........................
Number of         --------------------------------------------------------------
Shares Bene-
ficially by       8.       Shared Voting Power..................................
Owned by Each     --------------------------------------------------------------
Reporting
Person With       9.       Sole Dispositive Power     43,462....................
                  --------------------------------------------------------------

                  10.      Shared Dispositive Power.............................
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
         11.      Aggregate Amount Beneficially Owned by Each Reporting Person
                  43,462........................................................
--------------------------------------------------------------------------------
         12.      Check if the Aggregate Amount in Row (11) Excludes Certain
                  Shares (See Instructions).....................................
--------------------------------------------------------------------------------
         13.      Percent of Class Represented by Amount in Row (11)     2.2%...
--------------------------------------------------------------------------------
         14.      Type of Reporting Person (See Instructions)
                  IN............................................................
                  ..............................................................
                  ..............................................................
                  ..............................................................

CUSIP No.   12612M106...............
--------------------------------------------------------------------------------
         1.       Names of Reporting Persons.
                  I.R.S. Identification Nos. of above persons (entities only).

                  David J. Ryan.................................................
--------------------------------------------------------------------------------
         2.       Check the Appropriate Box if a Member of a Group
                  (See Instructions)

                  (a)      .....................................................

                  (b)     X.....................................................
------------------ -------------------------------------------------------------
         3.       SEC Use Only .................................................
--------------------------------------------------------------------------------
         4.       Source of Funds (See Instructions)     00.....................
--------------------------- ----------------------------------------------------
         5.       Check if Disclosure of Legal Proceedings Is Required Pursuant
                  to Items 2(d)or 2(e)..........................................
--------------------------------------------------------------------------------
         6.       Citizenship or Place of Organization

                  United States of America......................................
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                  7.       Sole Voting Power....................................
Number of         --------------------------------------------------------------
Shares Bene-
ficially by       8.       Shared Voting Power     69,018.......................
Owned by Each     --------------------------------------------------------------
Reporting
Person With       9.       Sole Dispositive Power...............................
                  --------------------------------------------------------------

                  10.      Shared Dispositive Power     69,018..................
--------------------------------------------------------------------------------
         11.      Aggregate Amount Beneficially Owned by Each Reporting Person
                  69,018........................................................
--------------------------------------------------------------------------------
         12.      Check if the Aggregate Amount in Row (11) Excludes Certain
                  Shares (See Instructions).................................
--------------------------------------------------------------------------------
         13.      Percent of Class Represented by Amount in Row (11)     3.5%...
--------------------------------------------------------------------------------
         14.      Type of Reporting Person (See Instructions)
                  IN............................................................
                  ..............................................................
                  ..............................................................
                  ..............................................................

CUSIP No.   12612M106...............
--------------------------------------------------------------------------------
         1.       Names of Reporting Persons.
                  I.R.S. Identification Nos. of above persons (entities only).

                  Mary Ellen Ryan...............................................
--------------------------------------------------------------------------------
         2.       Check the Appropriate Box if a Member of a Group
                  (See Instructions)

                  (a)      .....................................................

                  (b)     X.....................................................
------------------ -------------------------------------------------------------
         3.       SEC Use Only .................................................
--------------------------------------------------------------------------------
         4.       Source of Funds (See Instructions)     00.....................
--------------------------- ----------------------------------------------------
         5.       Check if Disclosure of Legal Proceedings Is Required Pursuant
                  to Items 2(d)or 2(e)..........................................
--------------------------------------------------------------------------------
         6.       Citizenship or Place of Organization

                  United States of America......................................
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                  7.       Sole Voting Power     2,808..........................
Number of         --------------------------------------------------------------
Shares Bene-
ficially by       8.       Shared Voting Power..................................
Owned by Each     --------------------------------------------------------------
Reporting
Person With       9.       Sole Dispositive Power     2,808.....................
                  --------------------------------------------------------------

                  10.      Shared Dispositive Power.............................
--------------------------------------------------------------------------------
         11.      Aggregate Amount Beneficially Owned by Each Reporting Person
                  2,808.........................................................
--------------------------------------------------------------------------------
         12.      Check if the Aggregate Amount in Row (11) Excludes Certain
                  Shares (See Instructions)....
--------------------------------------------------------------------------------
         13.      Percent of Class Represented by Amount in Row (11)     0.1%...
--------------------------------------------------------------------------------
         14.      Type of Reporting Person (See Instructions)
                  IN............................................................
                  ..............................................................
                  ..............................................................
                  ..............................................................

CUSIP No.   12612M106...............
--------------------------------------------------------------------------------
         1.       Names of Reporting Persons.
                  I.R.S. Identification Nos. of above persons (entities only).

                  Peter C. Taub.................................................
--------------------------------------------------------------------------------
         2.       Check the Appropriate Box if a Member of a Group
                  (See Instructions)

                  (a)      .....................................................

                  (b)     X.....................................................
------------------ -------------------------------------------------------------
         3.       SEC Use Only .................................................
--------------------------------------------------------------------------------
         4.       Source of Funds (See Instructions)     00.....................
--------------------------- ----------------------------------------------------
         5.       Check if Disclosure of Legal Proceedings Is Required Pursuant
                  to Items 2(d)or 2(e)..........................................
--------------------------------------------------------------------------------
         6.       Citizenship or Place of Organization

                  United States of America......................................
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                  7.       Sole Voting Power     16,795.........................
Number of         --------------------------------------------------------------
Shares Bene-
ficially by       8.       Shared Voting Power..................................
Owned by Each     --------------------------------------------------------------
Reporting
Person With       9.       Sole Dispositive Power     16,795....................
                  --------------------------------------------------------------

                  10.      Shared Dispositive Power.............................
--------------------------------------------------------------------------------
         11.      Aggregate Amount Beneficially Owned by Each Reporting Person
                  16,795........................................................
--------------------------------------------------------------------------------
         12.      Check if the Aggregate Amount in Row (11) Excludes Certain
                  Shares (See Instructions)....
--------------------------------------------------------------------------------
         13.      Percent of Class Represented by Amount in Row (11)     0.8%...
--------------------------------------------------------------------------------
         14.      Type of Reporting Person (See Instructions)
                  IN............................................................
                  ..............................................................
                  ..............................................................
                  ..............................................................

CUSIP No.   12612M106...............
--------------------------------------------------------------------------------
         1.       Names of Reporting Persons.
                  I.R.S. Identification Nos. of above persons (entities only).

                  Catherine H. Taub.............................................
--------------------------------------------------------------------------------
         2.       Check the Appropriate Box if a Member of a Group
                  (See Instructions)

                  (a)      .....................................................

                  (b)     X.....................................................
------------------ -------------------------------------------------------------
         3.       SEC Use Only .................................................
--------------------------------------------------------------------------------
         4.       Source of Funds (See Instructions)     00.....................
--------------------------- ----------------------------------------------------
         5.       Check if Disclosure of Legal Proceedings Is Required Pursuant
                  to Items 2(d)or 2(e)..........................................
--------------------------------------------------------------------------------
         6.       Citizenship or Place of Organization

                  United States of America......................................
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                  7.       Sole Voting Power     9,768..........................
Number of         --------------------------------------------------------------
Shares Bene-
ficially by       8.       Shared Voting Power..................................
Owned by Each     --------------------------------------------------------------
Reporting
Person With       9.       Sole Dispositive Power     9,768.....................
                  --------------------------------------------------------------

                  10.      Shared Dispositive Power.............................
--------------------------------------------------------------------------------
         11.      Aggregate Amount Beneficially Owned by Each Reporting Person

                  9,768.........................................................
--------------------------------------------------------------------------------
         12.      Check if the Aggregate Amount in Row (11) Excludes Certain
                  Shares (See Instructions)....
--------------------------------------------------------------------------------
         13.      Percent of Class Represented by Amount in Row (11)     0.5%...
--------------------------------------------------------------------------------
         14.      Type of Reporting Person (See Instructions)
                  IN............................................................
                  ..............................................................
                  ..............................................................
                  ..............................................................

CUSIP No.   12612M106...............
--------------------------------------------------------------------------------
         1.       Names of Reporting Persons.
                  I.R.S. Identification Nos. of above persons (entities only).

                  John A. Tonti.................................................
--------------------------------------------------------------------------------
         2.       Check the Appropriate Box if a Member of a Group
                  (See Instructions)

                  (a)      .....................................................

                  (b)     X.....................................................
------------------ -------------------------------------------------------------
         3.       SEC Use Only .................................................
--------------------------------------------------------------------------------
         4.       Source of Funds (See Instructions)     00.....................
--------------------------- ----------------------------------------------------
         5.       Check if Disclosure of Legal Proceedings Is Required Pursuant
                  to Items 2(d)or 2(e)......
--------------------------------------------------------------------------------
         6.       Citizenship or Place of Organization

                  United States of America......................................
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                  7.       Sole Voting Power     24,393.........................
Number of         --------------------------------------------------------------
Shares Bene-
ficially by       8.       Shared Voting Power..................................
Owned by Each     --------------------------------------------------------------
Reporting
Person With       9.       Sole Dispositive Power     24,393....................
                  --------------------------------------------------------------

                  10.      Shared Dispositive Power.............................
--------------------------------------------------------------------------------
         11.      Aggregate Amount Beneficially Owned by Each Reporting Person

                  24,393........................................................
--------------------------------------------------------------------------------
         12.      Check if the Aggregate Amount in Row (11) Excludes Certain
                  Shares (See Instructions)....
--------------------------------------------------------------------------------
         13.      Percent of Class Represented by Amount in Row (11)     1.2%...
--------------------------------------------------------------------------------
         14.      Type of Reporting Person (See Instructions)
                  IN............................................................
                  ..............................................................
                  ..............................................................
                  ..............................................................

CUSIP No.   12612M106...............
--------------------------------------------------------------------------------
         1.       Names of Reporting Persons.
                  I.R.S. Identification Nos. of above persons (entities only).

                  Alan R. Weiler................................................
--------------------------------------------------------------------------------
         2.       Check the Appropriate Box if a Member of a Group
                  (See Instructions)

                  (a)      .....................................................

                  (b)     X.....................................................
------------------ -------------------------------------------------------------
         3.       SEC Use Only .................................................
--------------------------------------------------------------------------------
         4.       Source of Funds (See Instructions)     00.....................
--------------------------- ----------------------------------------------------
         5.       Check if Disclosure of Legal Proceedings Is Required Pursuant
                  to Items 2(d)or 2(e)......
--------------------------------------------------------------------------------
         6.       Citizenship or Place of Organization

                  United States of America......................................
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                  7.       Sole Voting Power....................................
Number of         --------------------------------------------------------------
Shares Bene-
ficially by       8.       Shared Voting Power     83,685.......................
Owned by Each     --------------------------------------------------------------
Reporting
Person With       9.       Sole Dispositive Power...............................
                  --------------------------------------------------------------

                  10.      Shared Dispositive Power     83,685..................
--------------------------------------------------------------------------------
         11.      Aggregate Amount Beneficially Owned by Each Reporting Person

                  83,685........................................................
--------------------------------------------------------------------------------
         12.      Check if the Aggregate Amount in Row (11) Excludes Certain
                  Shares (See Instructions)....
--------------------------------------------------------------------------------
         13.      Percent of Class Represented by Amount in Row (11)     4.2%...
--------------------------------------------------------------------------------
         14.      Type of Reporting Person (See Instructions)
                  IN............................................................
                  ..............................................................
                  ..............................................................
                  ..............................................................

CUSIP No.   12612M106...............
--------------------------------------------------------------------------------
         1.       Names of Reporting Persons.
                  I.R.S. Identification Nos. of above persons (entities only).

                  Beatrice Weiler...............................................
--------------------------------------------------------------------------------
         2.       Check the Appropriate Box if a Member of a Group
                  (See Instructions)

                  (a)      .....................................................

                  (b)     X.....................................................
------------------ -------------------------------------------------------------
         3.       SEC Use Only .................................................
--------------------------------------------------------------------------------
         4.       Source of Funds (See Instructions)     00.....................
--------------------------- ----------------------------------------------------
         5.       Check if Disclosure of Legal Proceedings Is Required Pursuant
                  to Items 2(d)or 2(e)..........................................
--------------------------------------------------------------------------------
         6.       Citizenship or Place of Organization

                  United States of America......................................
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                  7.       Sole Voting Power....................................
Number of         --------------------------------------------------------------
Shares Bene-
ficially by       8.       Shared Voting Power     83,685.......................
Owned by Each     --------------------------------------------------------------
Reporting
Person With       9.       Sole Dispositive Power...............................
                  --------------------------------------------------------------

                  10.      Shared Dispositive Power     83,685..................
--------------------------------------------------------------------------------
         11.      Aggregate Amount Beneficially Owned by Each Reporting Person

                  83,685........................................................
--------------------------------------------------------------------------------
         12.      Check if the Aggregate Amount in Row (11) Excludes Certain
                  Shares (See Instructions)....
--------------------------------------------------------------------------------
         13.      Percent of Class Represented by Amount in Row (11)     4.2%...
--------------------------------------------------------------------------------
         14.      Type of Reporting Person (See Instructions)
                  IN............................................................
                  ..............................................................
                  ..............................................................
                  ..............................................................

CUSIP No.   12612M106...............
--------------------------------------------------------------------------------
         1.       Names of Reporting Persons.
                  I.R.S. Identification Nos. of above persons (entities only).

                  Michael Wren..................................................
--------------------------------------------------------------------------------
         2.       Check the Appropriate Box if a Member of a Group
                  (See Instructions)

                  (a)      .....................................................

                  (b)     X.....................................................
------------------ -------------------------------------------------------------
         3.       SEC Use Only .................................................
--------------------------------------------------------------------------------
         4.       Source of Funds (See Instructions)     00.....................
--------------------------- ----------------------------------------------------
         5.       Check if Disclosure of Legal Proceedings Is Required
                  Pursuant to Items 2(d)or 2(e).................................
--------------------------------------------------------------------------------
         6.       Citizenship or Place of Organization

                  United States of America......................................
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                  7.       Sole Voting Power     100,815........................
Number of         --------------------------------------------------------------
Shares Bene-
ficially by       8.       Shared Voting Power..................................
Owned by Each     --------------------------------------------------------------
Reporting
Person With       9.       Sole Dispositive Power     100,815...................
                  --------------------------------------------------------------

                  10.      Shared Dispositive Power.............................
--------------------------------------------------------------------------------
         11.      Aggregate Amount Beneficially Owned by Each Reporting Person

                  100,815.......................................................
--------------------------------------------------------------------------------
         12.      Check if the Aggregate Amount in Row (11) Excludes Certain
                  Shares (See Instructions)............................
--------------------------------------------------------------------------------
         13.      Percent of Class Represented by Amount in Row (11)     5.1%...
--------------------------------------------------------------------------------
         14.      Type of Reporting Person (See Instructions)
                  IN............................................................
                  ..............................................................
                  ..............................................................
                  ..............................................................

         Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any entity or individual listed in Item 2 below (each a "Reporting Person" and, collectively, the "Reporting Persons") that such Reporting Person is the beneficial owner of any of the common shares of CNBC Bancorp referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose, and such beneficial ownership is expressly disclaimed.

ITEM 1.  SECURITY AND ISSUER

         This statement relates to the common shares, no par value ("Common Shares") of CNBC Bancorp, an Ohio corporation ("CNBC"), whose principal executive offices are located at 100 East Wilson Bridge Road, Worthington, Ohio 43085.

ITEM 2.  IDENTITY AND BACKGROUND

         I. (a)-(c). This statement is being filed jointly by the Reporting Persons listed below. The agreement by and among the Reporting Persons relating to the joint filing of this statement is attached as Exhibit 1 hereto:

            A. Entities (Name, State of Organization, Principal Business, Address and information called for in Instruction C):

                  (1) Fairwood Investment Co., an Ohio corporation Plastic extrusions business
                        2141 Fairwood Avenue, Columbus, Ohio 43207

                        The name, principal occupation and address of each director, executive officer and controlling shareholder is listed on Schedule A and incorporated herein by reference.

                  (2)   Crane Group Retirement Plan
                        Retirement plan
                        2141 Fairwood Avenue, Columbus, Ohio 43207

                        The name, principal occupation and address of the Trustee is listed on Schedule A and incorporated herein by reference.

                  (3)   David J. Ryan Trust
                        Family trust

                        The name, principal occupation and address of the Trustee is listed on Schedule A and incorporated herein by reference.

                  (4)   Mary Ellen Ryan Trust
                        Family trust

                        The name, principal occupation and address of the Trustee is listed on Schedule A and incorporated herein by reference.

                  (5) Corna & Dicesare Investment Company, an Ohio partnership Real estate holding
                        2500 Harrison Rd., Columbus, Ohio 43204


                        The name, principal occupation and address of each partner is listed on Schedule A and incorporated herein by reference.

                  (6) DRK Family Limited Partnership, an Ohio limited partnership
                        Investment holdings
                        470 Olde Worthington Rd., Westerville, Ohio 43082

                        The name, principal occupation and address of the general partner is listed on Schedule A and incorporated herein by reference.

                  (7) MJK Family Limited Partnership, an Ohio limited partnership
                        Investment holdings
                        470 Olde Worthington Rd., Westerville, Ohio 43082

                        The name, principal occupation and address of the general partner is listed on Schedule A and incorporated herein by reference.

                  (8) JMK Family Limited Partnership, an Ohio limited partnership
                        Investment holdings
                        470 Olde Worthington Rd., Westerville, Ohio 43082

                        The name, principal occupation and address of the general partner is listed on Schedule A and incorporated herein by reference.

                  (9) FEM Family Limited Partnership, an Ohio limited partnership
                        Investment holdings
                        470 Olde Worthington Rd., Westerville, Ohio 43082

                        The name, principal occupation and address of the general partner is listed on Schedule A and incorporated herein by reference.

            B.    Natural Persons:

                  (1)      (a)      Thomas A McAuliffe, Director of CNBC
                           (b)      100 East Wilson Bridge Road, Worthington,
                                    Ohio 43085
                           (c)      Chairman and President, CNBC and Commerce
                                    National Bank, a wholly-owned subsidiary of CNBC; CEO Commerce National Bank

                  (2)      (a)      Andrea McAuliffe
                           (b)      4187 Olentangy Blvd., Columbus, Ohio 43214
                           (c)      Housewife


                  (3)      (a)      Loreto V. Canini, Director of CNBC
                           (b)      100 East Wilson Bridge Road, Worthington,
                                    Ohio 43085
                           (c)      President, Canini and Pellecchia, Inc.

                           Canini and Pellecchia, Inc., is located at 430 Beecher Rd., Gahanna, Ohio 43230 and is in the residential and commercial construction business.

                  (4)      (a)      Mark S. Corna, Director of CNBC
                           (b)      100 East Wilson Bridge Road, Worthington,
                                    Ohio 43085
                           (c)      President, Corna/Kokosing Construction
                                    Company

                           Corna/Kokosing Construction Company is located at 2500 Harrision Rd., Columbus, Ohio 43204 and is in the commercial construction business.

                  (5)      (a)      Jameson Crane, Jr., Director of CNBC
                           (b)      100 East Wilson Bridge Road, Worthington,
                                    Ohio 43085
                           (c)      Vice President, Fairwood Investment Co.

                           Fairwood Investment Co. is located at
                           2141 Fairwood Ave., Columbus, Ohio 43207 and is in the plastic extrusion business.

                  (6)      (a)      Judith A. DeVillers, Director of CNBC
                           (b)      100 East Wilson Bridge Road, Worthington,
                                    Ohio 43085
                           (c)      President, Indec, Inc.

                           Indec, Inc. is located at 2047 Leonard Ave.,
                           Columbus, Ohio 43219 and is in the interior design business.

                  (7)      (a)      Paula Gummer
                           (b)      7076 Sandmark Place, Westerville, Ohio 43081
                           (c)      Housewife

                  (8)      (a)      George A. Gummer, Director of CNBC
                           (b)      100 East Wilson Bridge Road, Worthington,
                                    Ohio 43085
                           (c)      President, G.A. Gummer & Assoc., Inc.

                           G.A. Gummer & Assoc., Inc., is located at
                           2586 Oakstone Dr., Columbus, Ohio 43231 and is in the investment consulting business.

                  (9)      (a)      Deborah Hoy
                           (b)      809 S. Remington Rd., Bexley, Ohio 43209
                           (c)      The Ohio State University Hospital

                           The Ohio State University Hospital is located at 410
                           W. 10th Ave., Columbus, Ohio 43210 and is in the health care business.

                  (10)     (a)      William L. Hoy, Director of CNBC
                           (b)      100 East Wilson Bridge Road, Worthington,
                                    Ohio 43085
                           (c)      CEO, Columbus Sign Company

                           Columbus Sign Company is located at 1515 E. Fifth Ave., Columbus, Ohio 43219 and is in the sign manufacturing and design business.

                  (11)     (a)      Clark Kellogg, Director of CNBC
                           (b)      100 East Wilson Bridge Road, Worthington,
                                    Ohio 43085
                           (c)      Sports Broadcaster, CBS Sports

                           CBS Sports is located at 524 West 57th Street, New York, New York 10019 and produces sports television as a programming arm of CBS Television.

                  (12)     (a)      Rosella Kellog
                           (b)      5423 Medallion Drive East, Westerville, Ohio
                                    43082
                           (c)      Housewife

                 (13)     (a)      Cheryl A. Kenney
                          (b)      6871 Lake Trail Drive,
                                   Westerville, Ohio 43082
                          (c)      Housewife


                 (14)     (a)      Donald R. Kenney, Director of CNBC
                          (b)      100 East Wilson Bridge Road, Worthington,
                                   Ohio 43085
                          (c)      President, Triangle Real Estate Services,
                                   Inc.

                          Triangle Real Estate Services, Inc., is located at 470 Olde Worthington Rd., Westerville, Ohio 43082 and is a real estate development company

                 (15)     (a)      Samuel E. McDaniel, Director of CNBC
                          (b)      100 East Wilson Bridge Road, Worthington,
                                   Ohio 43085
                          (c)      President, McDaniel's Painting and
                                   Construction, Inc.

                          McDaniel's Painting and Construction, Inc., is located at 815 E. Mound Street, Columbus, Ohio 43205 and is in the commercial construction business

                 (16)     (a)      Valerie McDaniel
                          (b)      80 Forbidden Lakes Ct., Johnstown, Ohio 43031
                          (c)      Crane Plastics Company

                          Crane Plastics Company is located at
                          2141 Fairwood Avenue, Columbus, Ohio 43207 and is in the plastic extrusion business


                 (17)     (a)      Kent K. Rinker, Director of CNBC
                          (b)      100 East Wilson Bridge Road, Worthington,
                                   Ohio 43085
                          (c)      Diamond Hill Capital Management, Inc.

                                   Diamond Hill Capital Management, Inc. is located at 375 N. Fourth Street, Columbus, Ohio 43215 and is in the investment and mutual fund management business.


                 (18)     (a)      Nancy Rinker
                          (b)      5095 Squirrel Bend, Columbus, Ohio 43220
                          (c)      Housewife


                 (19)     (a)      John A. Romelfanger, Director of CNBC
                          (b)      100 East Wilson Bridge Road, Worthington,
                                   Ohio 43085
                          (c)      Treasurer & Secretary of CNBC Bancorp;
                                   Chief Operating Officer, Commerce National
                                   Bank, a wholly owned subsidiary of CNBC

                 (20)     (a)      Bernadette Romelfanger
                          (b)      1016 Inlet Ct., Westerville, Ohio 43082
                          (c)      West Penn Foods, Inc.

                          West Penn Foods, Inc. is located at
                          73 E. Wilson Bridge Rd., Suite B-5, Worthington,
                          Ohio 43085 and is in the restaurant franchise business

                 (21)     (a)      Richard F. Ruhl, Director of CNBC
                          (b)      100 East Wilson Bridge Road, Worthington,
                                   Ohio 43085
                          (c)      Retired

                 (22)     (a)      David J. Ryan, Director of CNBC
                          (b)      100 East Wilson Bridge Road, Worthington,
                                   Ohio 43085
                          (c)      Retired

                  (23)     (a)      Mary Ellen Ryan
                           (b)      8 New Albany Farms Rd., New Albany,
                                    Ohio 43054
                           (c)      Housewife

                  (24)     (a)      Peter C. Taub, Director of CNBC
                           (b)      100 East Wilson Bridge Road, Worthington,
                                    Ohio 43085
                           (c)      President, ESK Industries, Inc.

                           ESK Industries, Inc. is located at 401 N.
                           Front Street, Columbus, Ohio 43215 and is in the mechanical contracting business.

                  (25)     (a)      Catherine H. Taub
                           (b)      4757 Yantis Drive, New Albany, Ohio 43054
                           (c)      Housewife


                  (26)     (a)      John A. Tonti, Director of CNBC
                           (b)      100 East Wilson Bridge Road, Worthington,
                                    Ohio 43085
                           (c)      President, West Penn Foods, Inc.

                           West Penn Foods, Inc., is located at
                           73 E. Wilson Bridge Rd., Wirthington, Ohio 43085 and is in the restaurant franchise business.

                  (27)     (a)      Alan R. Weiler, Director of CNBC
                           (b)      100 East Wilson Bridge Road, Worthington,
                                    Ohio 43085
                           (c)      Chairman, Archer-Meek-Weiler Agency, Inc.

                           Archer-Meek-Weiler Agency, Inc., is located at 150 E. Mound Street, Columbus, Ohio 43215 and is an insurance agency.

                  (28)     (a)      Beatrice Weiler
                           (b)      9000 Rivers End, Powell, Ohio 43065
                           (c)      Housewife

                  (29)     (a)      Michael Wren, Director of CNBC
                           (b)      100 East Wilson Bridge Road, Worthington,
                                    Ohio 43085
                           (c)      Retired

         II.  (d) - (f)

              During the last five years, none of the persons or entities referred to in this Item 2 (including, to the Reporting Persons' knowledge, the persons and entities listed on Schedule A): (i) has been convicted in any criminal proceeding (excluding traffic violations or other minor offenses), or
(ii) was a party to a civil proceeding as a result of which he/she/it would be subject to any judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

              Each of the individuals referred to in this Item 2 (including, to the Reporting Persons' knowledge, those listed on Schedule A) are citizens of the United States.

ITEM 3.  SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION

         The Reporting Persons are filing this statement on Schedule 13D as a result of entering into a Voting Agreement, dated as of August 28, 2002 (the "Voting Agreement"), with First Merchants Corporation ("First Merchants") and not as a result of any acquisition of Common Shares by the Reporting Persons.

ITEM 4. PURPOSE OF TRANSACTION

         (a)-(b) On August 28, 2002, CNBC and First Merchants entered into a Agreement of Reorganization and Merger (the "Merger Agreement") pursuant to which CNBC will be merged with and into First Merchants (the "Merger") with First Merchants continuing as the surviving corporation (the "Surviving Corporation"). The Merger was approved by the Boards of Directors of each of CNBC and First Merchants. The Agreement provides that upon the effective date of the Merger (the "Effective Time"), each shareholder of CNBC may elect to receive either 1.01 shares of First Merchants' common stock or $29.57 in cash for each CNBC Common Share owned by such shareholder. However, no more than $24,561,693 aggregate cash may be paid in the Merger and there may be allocations of stock to certain CNBC shareholders if this threshold is exceeded. The transaction is expected to be a tax-free stock exchange for those CNBC shareholders electing to receive First Merchants' common stock. The Merger is subject to various contingencies, including the approval of CNBC's shareholders and the receipt of certain regulatory approvals. Following the Merger, CNBC's wholly owned bank subsidiary, Commerce National Bank, will become a wholly owned subsidiary of First Merchants and will continue to operate in the greater Columbus, Ohio, market and CNBC will cease to have a separate legal existence.

         The Reporting Persons entered into the Voting Agreement with First Merchants in consideration of the execution by First Merchants of the Merger Agreement and to increase the likelihood that the approval of CNBC's shareholders required in connection with the Merger will be obtained. Pursuant to the terms of the Voting Agreement, each Reporting Person agreed to: (i) cause all CNBC Common Shares owned by him/her of record and beneficially, including, without limitation, all Common Shares owned by him/her individually and Common Shares owned by any minor children and (ii) use best efforts to cause all Common Shares owned by his/her spouse individually (of record or beneficially), all Common Shares owned jointly by him/her and his/her spouse, all Common Shares owned by any business of which the Reporting Person is a director or principal shareholder, to be voted in favor of the merger of CNBC with and into First Merchants in accordance with and pursuant to the terms of the Merger Agreement at the annual or special meeting of shareholders of CNBC called for that purpose. The Voting Agreement and obligations of the shareholders under the Voting Agreement terminate contemporaneously with the termination of the Merger Agreement.

         The descriptions of the Merger Agreement and the Voting Agreement contained herein are qualified in their entirety by: (i) reference to the full text of the Merger Agreement filed as Exhibit 2 to the Form 8-K filed by CNBC on August 28, 2002, and (ii) reference to the full text of the Voting Agreement, which is attached hereto as Exhibit 3.

         (c)      Not applicable.

         (d) If the Merger is consummated, CNBC will cease to have a separate legal existence and the Surviving Corporation's Board of Directors shall consist of the current Board of Directors of First Merchants; provided, however, that First Merchants shall cause all necessary action to be taken to cause Thomas A. McAuliffe, a current director and executive officer of CNBC, to be either: (i) nominated for election as a member of the First Merchants' Board of Directors at the first annual meeting of the shareholders of First Merchants following the Effective Time or (ii) to be appointed as a member of the First Merchants' Board of Directors at the next meeting of the First Merchants' Board of Directors following the Effective Time to serve until the first annual meeting of the shareholders of First Merchants following the Effective Time and then to be nominated for election as a member of the First Merchants' Board of Directors at the first annual meeting of the shareholders of First Merchants following the Effective Time.

         (e) Other than as a result of the Merger described in this Item 4, not applicable.

         (f)      Not applicable.

         (g) Upon consummation of the Merger, the Articles of Incorporation and the Bylaws of First Merchants immediately prior to the Effective Time shall be the Articles of Incorporation and Bylaws of the Surviving Corporation.

         (h)-(i) Upon consummation of the Merger, CNBC's Common Shares will be delisted from the NASDAQ Small Cap market and will become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act.

         (j) Other than described above, the Reporting Persons have no plan or proposals that relate to, or may result in, any of the matters listed in Items 4(a)-(i) of Schedule 13D.

ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER

         (a)-(b) The responses of the Reporting Persons with respect to Rows 11, 12 and 13 of the cover pages to this Statement that relate to the aggregate amount and percentage of CNBC Common Shares beneficially owned by the Reporting Persons are incorporated herein by reference. The responses of each Reporting Person with respect to Rows 7, 8, 9 and 10 of the cover pages of this Statement that relate to the amount of Common Shares of CNBC as to which each Reporting Person has: (i) sole voting power; (ii) shared voting power, (iii) sole dispositive powers, and (iv) shared dispositive power are incorporated herein by reference.

         (c) Other than the transactions described in Item 4 above, no Reporting Person has effected any transaction in CNBC Common Shares during the past 60 days.

         (d)      Not applicable.

         (e)      Not applicable.

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER

         The information set forth in Item 4 is incorporated in this Item 6 by reference. Other than the Merger Agreement, the Voting Agreement and the transactions contemplated thereby, there are no contracts, arrangements, understandings or relationships between the Reporting Persons and any other person with respect to the Common Shares.

ITEM 7.  MATERIAL TO BE FILED AS EXHIBITS

         Exhibit (1). Joint Filing Agreement by and among the Reporting
                      Persons to this Schedule 13D dated as of September 9, 2002.

         Exhibit (2). Agreement of Reorganization and Merger between First
                      Merchants Corporation and CNBC Bancorp dated August 28, 2002.

         Exhibit (3). Voting Agreement by and among First Merchants Corporation and certain shareholders of CNBC Bancorp dated August 28, 2002.

Signature

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                       FAIRWOOD INVESTMENT CO.


                                       By: /s/ Jameson Crane, Jr.
                                           -------------------------------------
                                           Jameson Crane, Jr., Vice President


                                       CRANE GROUP RETIREMENT PLAN


                                       By: /s/ Jameson Crane
                                           -------------------------------------
                                           Jameson Crane, Trustee


                                       DAVID J. RYAN TRUST


                                       By: /s/ David J. Ryan
                                           -------------------------------------
                                           David J. Ryan, Trustee


                                       MARY ELLEN RYAN TRUST


                                       By: /s/ Mary Ellen Ryan
                                           -------------------------------------
                                           Mary Ellen Ryan, Trustee


                                       CORNA & DICESARE INVESTMENT COMPANY


                                       By: /s/ Mark S. Corna
                                           -------------------------------------
                                           Mark S. Corna, Partner


                                       DRK FAMILY LIMITED PARTNERSHIP


                                       By:
                                           -------------------------------------
                                           Donald R. Kenney, General Partner


                                       MJK FAMILY LIMITED PARTNERSHIP


                                       By:
                                           -------------------------------------
                                           Donald R. Kenney, General Partner

                                       JMK FAMILY LIMITED PARTNERSHIP


                                       By:
                                           -------------------------------------
                                           Donald R. Kenney, General Partner


                                       FEM FAMILY LIMITED PARTNERSHIP


                                       By:
                                           -------------------------------------
                                           Donald R. Kenney, General Partner


                                       By: /s/ Thomas D. McAuliffe
                                           -------------------------------------
                                           Thomas D. McAuliffe



                                           -------------------------------------
                                           Andrea McAuliffe


                                           /s/ Loreto V. Canini
                                           -------------------------------------
                                           Loreto V. Canini


                                           /s/ Mark S. Corna
                                           -------------------------------------
                                           Mark S. Corna


                                           /s/ Jameson Crane, Jr.
                                           -------------------------------------
                                           Jameson Crane, Jr.


                                           /s/ Judith A. DeVillers
                                           -------------------------------------
                                           Judith A. DeVillers



                                           -------------------------------------
                                           Paula Gummer



                                           -------------------------------------
                                           George A. Gummer


                                           /s/ Deborah Hoy
                                           -------------------------------------
                                           Deborah Hoy

                                           /s/ William L. Hoy
                                           -------------------------------------
                                           William L. Hoy


                                           /s/ Clark Kellogg
                                           -------------------------------------
                                           Clark Kellogg


                                           /s/ Rosella Kellogg
                                           -------------------------------------
                                           Rosella Kellogg



                                           -------------------------------------
                                           Cheryl A. Kenney



                                           -------------------------------------
                                           Donald R. Kenney


                                           /s/ Samuel E. McDaniel
                                           -------------------------------------
                                           Samuel E. McDaniel


                                           /s/ Valerie McDaniel
                                           -------------------------------------
                                           Valerie McDaniel


                                           /s/ Kent K. Rinker
                                           -------------------------------------
                                           Kent K. Rinker



                                           -------------------------------------
                                           Nancy Rinker


                                           /s/ John A. Romelfanger
                                           -------------------------------------
                                           John A. Romelfanger


                                           /s/ Bernadette Romelfanger
                                           -------------------------------------
                                           Bernadette Romelfanger


                                           /s/ Richard F. Ruhl
                                           -------------------------------------
                                           Richard F. Ruhl

                                           /s/ David J. Ryan
                                           -------------------------------------
                                           David J. Ryan


                                           /s/ Mary Ellen Ryan
                                           -------------------------------------
                                           Mary Ellen Ryan



                                           -------------------------------------
                                           Peter C. Taub



                                           -------------------------------------
                                           Catherine H. Taub



                                           -------------------------------------
                                           John A. Tonti


                                           /s/ Alan R. Weiler
                                           -------------------------------------
                                           Alan R. Weiler


                                           /s/ Beatrice Weiler
                                           -------------------------------------
                                           Beatrice Weiler



                                           -------------------------------------
                                           Michael Wren



Dated: September 9, 2002

                                  EXHIBIT INDEX



--------------------------- -------------------------------------- --------------------------------------
      EXHIBIT NUMBER               DESCRIPTION OF EXHIBIT                      FILING METHOD
--------------------------- -------------------------------------- --------------------------------------
            (1)             Joint Filing Agreement by and          Filed herewith.
                            between the Reporting Persons to
                            this Schedule 13D dated September 9,
                            2002.

--------------------------- -------------------------------------- --------------------------------------
            (2)             Agreement of Reorganization and        Incorporated herein by reference to
                            Merger between First Merchants         Exhibit 2 of the Form 8-K filed by
                            Corporation and CNBC Bancorp dated     CNBC Bancorp on August 28, 2002.
                            August 28, 2002.
--------------------------- -------------------------------------- --------------------------------------
            (3)             Voting Agreement by and among First    Filed herewith.
                            Merchants Corporation and certain
                            shareholders of CNBC Bancorp dated
                            August 28, 2002.
--------------------------- -------------------------------------- --------------------------------------

                                   SCHEDULE A

1.       Fairwood Investment Co.

         A.       Directors (the business address of each individual is 2141 Fairwood Avenue, Columbus, Ohio 43207):

----------------------------- ----------------------------------------------------------------------------------------
            Name                                               Principal Occupation
----------------------------- ----------------------------------------------------------------------------------------
Jameson Crane                 Chairman, Fairwood Investment Co.
Lois Ann Crane                Retired
Tanny Crane                   President, Fairwood Investment Co.
Randolph J. Fortener          Executive Vice President, Fairwood Investment Co.
Tad Jeffrey                   Retired
Jack Havens                   Retired
John Finn                     Retired
----------------------------- ----------------------------------------------------------------------------------------

         B.       Executive Officers (the business address of each individual is 2141 Fairwood Avenue, Columbus,
                  Ohio 43207):

----------------------------- ----------------------------------------------------------------------------------------
            Name                                               Principal Occupation
----------------------------- ----------------------------------------------------------------------------------------
Jameson Crane                 Chairman, Fairwood Investment Co.
Tanny Crane                   President, Fairwood Investment Co.
Jameson Crane, Jr.            Vice President, Fairwood Investment Co.
Randolph J. Fortener          Executive Vice President, Fairwood Investment Co.
James Winnegrad               Vice President, Fairwood Investment Co.
Timothy  Miller               Secretary, Fairwood Investment Co.
----------------------------- ----------------------------------------------------------------------------------------

         C.       Controlling Shareholders:

----------------------------- ------------------------------------------------- --------------------------------------
            Name                            Principal Occupation                               Address
----------------------------- ------------------------------------------------- --------------------------------------
Lois Ann Crane                Retired                                           2141 Fairwood Avenue
                                                                                Columbus, Ohio 43207
----------------------------- ------------------------------------------------- --------------------------------------

2.       Crane Group Retirement Plan

----------------------------- ------------------------------------------------- --------------------------------------
      Name of Trustee                       Principal Occupation                               Address
----------------------------- ------------------------------------------------- --------------------------------------
Jameson Crane                 Chairman, Fairwood Investment Co.                 2141 Fairwood Avenue
                                                                                Columbus, Ohio 43207
----------------------------- ------------------------------------------------- --------------------------------------

3.       David J. Ryan Trust

----------------------------- ------------------------------------------------- --------------------------------------
      Name of Trustee                       Principal Occupation                               Address
----------------------------- ------------------------------------------------- --------------------------------------
David J. Ryan                 Retired                                           8 New Albany Farms Rd.
                                                                                New Albany, Ohio 43054
----------------------------- ------------------------------------------------- --------------------------------------

4.       Mary Ellen Ryan Trust

----------------------------- ------------------------------------------------- --------------------------------------
      Name of Trustee                       Principal Occupation                               Address
----------------------------- ------------------------------------------------- --------------------------------------
Mary Ellen Ryan               Housewife                                         8 New Albany Farms Rd.
                                                                                New Albany, Ohio 43054
----------------------------- ------------------------------------------------- --------------------------------------

5.       Corna & Dicesare Investment Company (the business address of each individual is 2500 Harrison Rd., Columbus, Ohio 43204):

----------------------------- ----------------------------------------------------------------------------------------
            Name                                               Principal Occupation
----------------------------- ----------------------------------------------------------------------------------------
Mark S. Corna                 President, Corna/Kokosing Construction Company
Joseph Corna
Joseph DiCesare
----------------------------- ----------------------------------------------------------------------------------------

6.       DRK Family Limited Partnership

----------------------------- ------------------------------------------------- --------------------------------------
  Name of General Partner                   Principal Occupation                               Address
----------------------------- ------------------------------------------------- --------------------------------------
Donald R. Kennedy             President, Triangle Real Estate Services, Inc.    470 Olde Worthington Rd.
                                                                                Westerville, Ohio 43082
----------------------------- ------------------------------------------------- --------------------------------------

7.       MJK Family Limited Partnership

----------------------------- ------------------------------------------------- --------------------------------------
  Name of General Partner                   Principal Occupation                               Address
----------------------------- ------------------------------------------------- --------------------------------------
Donald R. Kenney              President, Triangle Real Estate Services, Inc.    470 Olde Worthington Rd.
                                                                                Westerville, Ohio 43082
----------------------------- ------------------------------------------------- --------------------------------------

8.       JMK Family Limited Partnership

----------------------------- ------------------------------------------------- --------------------------------------
  Name of General Partner                   Principal Occupation                               Address
----------------------------- ------------------------------------------------- --------------------------------------
Donald R. Kenney              President, Triangle Real Estate Services, Inc.    470 Olde Worthington Rd.
                                                                                Westerville, Ohio 43082
----------------------------- ------------------------------------------------- --------------------------------------

9.       FEM Family Limited Partnership

----------------------------- ------------------------------------------------- --------------------------------------
  Name of General Partner                   Principal Occupation                               Address
----------------------------- ------------------------------------------------- --------------------------------------
Donald R. Kenney              President, Triangle Real Estate Services, Inc.    470 Olde Worthington Rd.
                                                                                Westerville, Ohio 43082
----------------------------- ------------------------------------------------- --------------------------------------